As filed with the U.S. Securities and Exchange Commission on September 3, 2013

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington D.C. 20549

_______________

FORM 10

_______________

GENERAL FORM FOR REGISTRATION OF SECURITIES

Pursuant to Section 12(b) or (g) of the Securities Exchange Act of 1934

VALUESETTERS, INC.

(Exact name of registrant as specified in its charter)

Utah	87-0409951
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

430 North Street, White Plains, New York	10605
(Address of principal executive offices)	Zip Code

(914) 750-9339
(Registrant’s telephone number, including area code)

Copies to:

Mr. Manuel Teixeira

Chairman of the Board and Chief Executive Officer

ValueSetters, Inc.

430 North Street

White Plains, New York 10605

Tel.: (914) 750-9339

-and-

Greenberg Traurig, LLP

MetLife Building

200 Park Avenue, 15th Floor

New York, New York 10166

Attn.: Spencer G. Feldman, Esq.

Tel.: (212) 801-9200

Fax: (212) 801-6400

Securities to be registered pursuant to Section 12(b) of the Act: None

Securities to be registered pursuant to Section 12(g) of the Act: Common Stock, par value $0.001 per share

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.

Large accelerated filer [ ] Accelerated filer [ ] Non-accelerated filer [ ] Smaller reporting company [X]

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VALUESETTERS, INC.

TABLE OF CONTENTS

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EXPLANATORY NOTE

We are voluntarily filing this General Form for Registration of Securities on Form 10 to register our common stock, par value $0.001 per share (the “Common Stock”), pursuant to Section 12(g) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Once this registration statement is deemed effective, we will be subject to the requirements of Regulation 13A under the Exchange Act, which will require us to file annual reports on Form 10-K, quarterly reports on Form 10-Q, and current reports on Form 8-K, and we will be required to comply with all other obligations of the Exchange Act applicable to issuers filing registration statements pursuant to Section 12(g) of the Exchange Act.

Throughout this registration statement, unless otherwise indicated by the context, references herein to the “Company,” “ValueSetters,” “we,” “us,” “our” or the “Registrant” means ValueSetters, Inc., a Utah corporation, and its corporate subsidiaries and predecessors.

FORWARD-LOOKING STATEMENTS

We caution readers that this registration statement contains forward-looking statements as that term is defined in Section 21E of the Exchange Act. In some cases, you can identify forward-looking statements by terminology such as “may,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential” or “continue” or the negative of these terms or other comparable terminology. We hereby qualify all our forward-looking statements by the following cautionary statements. Forward-looking statements are predictions and not guarantees of future performance or events. Forward-looking statements are based on current expectations rather than historical facts and relate to future events or future financial performance. Such statements are based on currently available financial and competitive information and are subject to various risks and uncertainties that could cause actual results to differ materially from historical experience and present expectations. Our actual results could differ materially from those stated or implied by such forward-looking statements due to risks and uncertainties associated with our business. Undue reliance should not be placed on forward-looking statements as such statements speak only as of the date on which they are made. These statements are only predictions and involve known and unknown risks, uncertainties and other factors that may cause our or our industry's actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. Some of the factors that could affect our financial performance, cause actual results to differ from our estimates, or underlie such forward-looking statements, are set forth below and in various places in this registration statement, including under the headings Item 1. “Business” and Item 1A. “Risk Factors” in this registration statement. These factors include:

-	general economic conditions;
-	our future capital needs and our ability to obtain financing;
-	anticipated and unanticipated trends and conditions in our industry, including the impact of recent or future regulatory environment;
-	recent and future economic conditions, including turmoil in the financial and credit markets;
-	the effectiveness of our marketing to maintain existing and attract new customers;
-	our ability to contain costs;
-	our ability to predict consumer preferences and changes in trends, technology and consumer acceptance of both new designs and newly introduced products;
-	changes in the costs of labor and advertising;
-	our ability to carry out our business strategies;
-	the level of consumer spending for gaming and entertainment;
-	our ability to compete; and
-	other factors set forth in this registration statement.

You are cautioned that all forward-looking statements involve risks and uncertainties. We undertake no obligation to amend this registration statement or revise publicly these forward-looking statements (other than pursuant to reporting obligations imposed on registrants pursuant to applicable federal securities laws) to reflect subsequent events or circumstances.

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ITEM 1. BUSINESS.

Business and Operations

We are an Internet-based game company that seeks free subscribers and revenue-generating subscribers. We allow subscribers to play games of chess for free and not receive rankings. We charge a fee to play the game against advanced players and to receive a ranking. We operate on an automated basis. We believe that Internet operations, customer sign-ups and game playing should occur without human intervention so that they can scale rapidly in the event the number of subscribers of the game begins to rapidly grow on a viral basis. We rely significantly on the programs we purchased, including the assets of NetGames.com, and we intend to acquire other Internet-based games and programs that can generate revenue with a minimum of personnel.

The games on our website use software technology that provides easy-to-use graphics, and allows real time interactivity with a competitor. Our one operational website is www.chess.net, which allows a person to play chess online, without typing any words, unless the person wants to use the website’s chat feature. People have the option of loading and playing games through their web browser with no downloading, or a person may download our chess software in order to play rated games and enter tournaments. Once the necessary software has been downloaded, a customer is required to provide certain personal and financial information, including a user name, password and bank or credit card information, in order to open an account. A person need not open an account to browse the website or play pick-up games. In order to enter chess tournaments and develop a track record that allows a person to be ranked against other players, a person must purchase a monthly, quarterly or annual membership. We sell memberships for $4.00 per month, $10.00 per quarter and $30.00 per year.

We plan to develop other interactive Internet-based games, including ones that are designed for smart phone users. We design our websites to be an entertaining, interactive, real time playing experience that provides maximum privacy and security to the customer. With respect to customer privacy and security, we do not disclose any personal information relating to any customer, but certain customers who use our on-line chat feature may decide to reveal their identities to other customers, or exchange email addresses or telephone numbers.

Corporate History

We were incorporated in the State of Utah in April 1984 under our previous name, DBS Investments, Inc. A change of control of our company occurred in December 2003 and we changed our name to ValueSetters, Inc., when we, in conjunction with a plan of reorganization, merged with ValueSetters L.L.C., an Arizona limited liability corporation. Another change of control of our company occurred on November 23, 2010 when a contract of sale was signed that required us to issue or cause to be issued from existing shareholders an aggregate of 417,048,000 shares of Common Stock to acquire the assets of NetGames.com.

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After the merger, the founders of ValueSetters L.L.C. held 75% of the shares of the merged business, the shareholders of DBS Investments held 6% of the shares and new investors acquired 19% of the shares. ValueSetters launched its business with a unique consumer goods distribution model that was designed to:

-	provide manufacturers and importers with access to profitable incremental sales to small-store and non-store resellers,
-	provide small-store and non-store resellers with cost-effective access to products from large manufacturers and importers, and
-	utilize its proprietary computer-Internet based system to allow the Company to efficiently receive small orders from individual resellers, consolidate them and process them to large manufacturers and importers who would not otherwise find it economically feasible to deal with small retailers and vice versa,

When the operations of ValueSetters failed to generate enough revenue to sustain its business, we terminated operations and looked to invest in another business. In order to take advantage of the increasing game activities on the Internet, on November 23, 2010, we signed a contract to purchase all the assets of NetGames.com, a company that owned several websites and operated a small Internet-based chess game known as Chess.net. Our operations now consist of the revenue provided by the website at www.chess.net. In conjunction with the purchase of this website, VaxStar LLC became the majority owner of our company.

Since our acquisition of Chess.net, we have upgraded the website, improved the graphical layout and changed the payment system. New programming techniques and features were applied to the former chess.net website, to create a modern, reliable and functionally effective and attractive design. The upgrade in the payment system follows the new trends of international payment gateways. We intend to continue to increase our marketing and administrative activities, and to increase other operating expenses as required to build our business.

Competition

We compete with a number of public and private companies, which provide electronic commerce and/or Internet games. Most of our competitors have significant financial resources, and occupy entrenched position in the market and name-brand recognition. We also face challenges from new Internet sites that aim to attract subscribers who seek to play interactive games and obtain ratings and status for superior playing skills. Such companies may be able to attract significantly more subscribers than us because of new marketing ideas and new game concepts.

The barriers to entry into most Internet markets are relatively low, making them accessible to a large number of entities and individuals. We believe the principal competitive factors in our industry that create certain barriers to entry include but are not limited to reputation, technology, financial stability and resources, proven track record of successful operations, critical mass independent oversight and transparency of business practices. While these barriers will limit those able to enter or compete effectively in the market, it is likely that new competitors as well as laws and regulations of governmental authority will be established in the future, in addition to our known current competitors.

Increased competition from current and future competitors may in the future materially adversely affect our business, revenues, operating results and financial condition.

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Industry Regulation

We are subject, both directly and indirectly, to various laws and regulations relating to our business. If any of the laws are amended, compliance could become more expensive and directly affect our income. We intend to comply with such laws, but new restrictions may arise that could materially adversely affect our Company.

Research and Development

We do not currently have a budget specifically allocated for research and development purposes.

Employees

As of July 31, 2013, we had no full-time employees and one part-time employee (Manuel Teixeira, our Chairman and Chief Executive Officer). Mr. Teixeira is engaged in outside business activities and we anticipate he will continue to devote 8 hours per week to our business until we develop or acquire additional games.

Corporate Information

Our principal executive office is located at 430 North Street, White Plains, New York 10605. This location is adequate for our current needs. Our telephone number is (914) 750-9339 and our facsimile is (914) 517-1632. We maintain a website at http://www.chess.net.

Reports to Security Holders

We are currently not required to deliver an annual report to security holders, and at this time do not anticipate the distribution of such a report.

We will voluntarily file reports with the SEC, be a reporting company and comply with the requirements of the Exchange Act. Upon effectiveness of the Form 10, the Company will be subject to the reporting requirements under Section 13(a) of the Exchange Act and Rules 13a-l and 13a-13 thereunder.

The public may read and copy any materials we file with the SEC in the SEC's Public Reference Section, Room 1580, 100 F Street N.E., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Section by calling the SEC at 1-800-SEC-0330. Additionally, the SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC, which can be found at http://www.sec.gov.

Item 1A. RISK FACTORS.

An investment in our common stock involves a high degree of risk. You should carefully consider the risks described below and the other information in this registration statement before investing in our common stock. If any of the following risks occur, our business, operating results and financial condition could be seriously harmed.

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 We have a limited operating history that you can use to evaluate us, and the likelihood of our success must be considered in light of the problems, expenses, difficulties, complications and delays frequently encountered by a small developing company.

We were incorporated in the State of Utah in April 1984. We have no significant financial resources and limited revenues to date. The likelihood of our success must be considered in light of the problems, expenses, difficulties, complications and delays frequently encountered by a small developing company starting a new business enterprise and the highly competitive environment in which we will operate. Since we have a limited operating history, we cannot assure you that our business will be profitable or that we will ever generate sufficient revenues to meet our expenses and support our anticipated activities.

We will require financing to achieve our current business strategy and our inability to obtain such financing could prohibit us from executing our business plan and cause us to slow down our expansion of operations.

We will need to raise additional funds through public or private debt or sale of equity to achieve our current business strategy. Such financing may not be available when needed. Even if such financing is available, it may be on terms that are materially adverse to your interests with respect to dilution of book value, dividend preferences, liquidation preferences, or other terms. We estimate our capital requirements to implement our business strategy will be approximately $250,000. Moreover, in addition to monies needed to continue operations over the next twelve months, we anticipate requiring additional funds in order to implement our plan of operations. No assurance can be given that such funds will be available or, if available, will be on commercially reasonable terms satisfactory to us. There can be no assurance that we will be able to obtain financing if and when it is needed on terms we deem acceptable. If we are unable to obtain financing on reasonable terms, we could be forced to delay or scale back our plans for expansion. In addition, such inability to obtain financing on reasonable terms could have a material adverse effect on our business, operating results, or financial condition.

Our auditor has expressed substantial doubt as to our ability to continue as a going concern.

Based on our financial history since inception, our auditor has expressed substantial doubt as to our ability to continue as a going concern. At April 30, 2013, we had not yet achieved profitable operations, and had accumulated losses of $1,603,494. We expect to incur further losses in the development of our business, all of which casts substantial doubt about our ability to continue as a going concern. Our ability to continue as a going concern is dependent upon our ability to generate future profitable operations and/or to obtain the necessary financing to meet our obligations and repay our liabilities arising from normal business operations when they come due. Management anticipates that additional funding will be in the form of equity financing from the sale of common stock. Management may also seek to obtain short-term loans from the directors of our company or from our majority shareholder. There are no current arrangements in place for equity funding and our majority shareholder may not be able to provide us with enough working capital via short-term loans. If we cannot generate sufficient revenues from our services or seek additional funding we may have to delay the implementation of our business plan.

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The adoption of new laws or changes to or the application of existing laws relating to Internet commerce may affect the growth of our business.

We may become subject to any number of laws and regulations that may be adopted with respect to the Internet and electronic commerce. New laws and regulations that address issues such as user privacy, pricing, online content regulation, taxation, advertising, intellectual property, information security, and the characteristics and quality of online products and services may be enacted. As well, current laws, which predate or are incompatible with the Internet and electronic commerce, may be applied and enforced in a manner that restricts the electronic commerce market. The application of such pre-existing laws regulating communications or commerce in the context of the Internet and electronic commerce is uncertain. Moreover, it may take years to determine the extent to which existing laws relating to issues such as intellectual property ownership and infringement, libel and personal privacy are applicable to the Internet.

The adoption of new laws or regulations relating to the Internet, or particular applications or interpretations of existing laws, could decrease the growth in the use of the Internet, decrease the demand for our products and services, increase our cost of doing business or could otherwise have a material adverse affect on our business, revenues, operating results and financial condition.

Many major economies are in a recession and unless these economies improve it will adversely impact our business.

We sell a form of entertainment for individual consumers throughout the world, and consequently the ability to successfully deploy our business model is heavily dependent upon the general state of the economy. If consumers have limited discretionary income, we may not be able to attract enough paying subscribers to make our chess business profitable or to generate new Internet games that consumers are willing to purchase and play. We cannot assure you that favorable conditions will exist in the future. A continued long-term economic recession in several countries could have a serious adverse economic impact on us and our ability to obtain funding and generate projected revenues.

Our business depends on the reliability of the infrastructure that supports the Internet and the viability of the Internet.

The growth of Internet usage has caused frequent interruptions and delays in processing and transmitting data over the Internet. There can be no assurance that the Internet infrastructure or the Company’s own network systems will continue to be able to support the demands placed on it by the continued growth of the Internet, the overall online gaming industry or that of our customers.

The Internet’s viability could be affected if the necessary infrastructure is not sufficient, or if other technologies and technological devices eclipse the Internet as a viable channel.

End-users of our software depend on Internet Service Providers (“ISPs”), online service providers and our system infrastructure for access to the Internet sites that we operate. Many of these services have experienced service outages in the past and could experience service outages, delays and other difficulties due to system failures, stability or interruption. As a result, we may not be able to meet a level of service that we have promised to our subscribers, and we may be in breach of our contractual commitments, which could materially adversely affect our business, revenues, operating results and financial condition.

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Game playing on the Internet is a developing industry and, therefore, we do not know if the market will continue to develop and our products and services will continue to be in demand.

The Internet continues to evolve rapidly and is characterized by an increasing number of market entrants. The demand and acceptance for new products and services are subject to a level of uncertainty and growing competition, and if our games do not receive market acceptance, our business, revenues, operating results and financial condition could be materially adversely affected.

Our game software, the Internet and electronic commerce services are subject to security risks, which may inhibit the growth of the industry and the acceptance of our products and services.

Our game software, the Internet and electronic commerce services are reliant on technologies and network systems to securely handle transactions and user information over the Internet, which may be vulnerable to system intrusions, unauthorized access or manipulation. As users become increasingly sophisticated and devise new ways to commit fraud, our security and network systems may be tested and subject to attack.

We implement and plan to continue to implement measures to protect against these intrusions. However, there is no assurance that all such intrusions or attacks will or can be prevented in the future, and any system intrusion/attack may cause a delay, interruption or financial loss, which could have a material adverse effect on our business, revenue, operating results and financial condition.

We compete with a number of public and private companies, which provide electronic commerce and/or Internet games. Most of our competitors have significant financial resources, and occupy entrenched position in the market and name-brand recognition. We also face challenges from new Internet sites that aim to attract subscribers who seek to play interactive games and obtain ratings and status for superior playing skills. Such companies may be able to attract significantly more subscribers than us because of new marketing ideas and new game concepts.

The barriers to entry into most Internet markets are relatively low, making them accessible to a large number of entities and individuals. We believe the principal competitive factors in our industry that create certain barriers to entry include but are not limited to reputation, technology, financial stability and resources, proven track record of successful operations, critical mass independent oversight and transparency of business practices. While these barriers will limit those able to enter or compete effectively in the market, it is likely that new competitors as well as laws and regulations of governmental authority will be established in the future, in addition to our known current competitors.

Increased competition from current and future competitors may in the future materially adversely affect our business, revenues, operating results and financial condition.

We may make acquisitions or form joint ventures that are unsuccessful.

Our ability to grow is dependent on our ability to successfully acquire other companies, which creates substantial risk. In order to pursue a growth by acquisition strategy successfully, we must identify suitable candidates for these transactions; however, because of our limited funds, we may not be able to purchase those companies that we have identified as potential acquisition candidates. Additionally, we may have difficulty managing post-closing issues such as the integration into our corporate structure. Integration issues are complex, time consuming and expensive and, without proper planning and implementation, could significantly disrupt our business, including, but not limited to, the diversion of management's attention, the loss of key business and/or personnel from the acquired company, unanticipated events, and legal liabilities.

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We do not expect to pay dividends and investors should not buy our common stock expecting to receive dividends.

We have not paid any dividends on our common stock in the past, and do not anticipate that we will declare or pay any dividends in the foreseeable future. Consequently, you will only realize an economic gain on your investment in our common stock if the price appreciates. You should not purchase our common stock expecting to receive cash dividends. Since we do not pay dividends, and if we are not successful in having our shares listed or quoted on an exchange, then you may have a limited ability to liquidate or receive any payment on your investment. Therefore our failure to pay dividends may cause you to not see any return on your investment even if we are successful in our business operations. In addition, because we do not pay dividends we may have trouble raising additional funds, which could affect our ability to expand our business operations.

Our common stock is considered a penny stock, which is subject to restrictions on marketability, so you may not be able to sell your shares.

The trading of our stock is subject to the penny stock rules adopted by the Securities and Exchange Commission that require brokers to provide extensive disclosure to their customers prior to executing trades in penny stocks. These disclosure requirements may cause a reduction in the trading activity of our common stock, which in all likelihood would make it difficult for our shareholders to sell their securities.

Penny stocks generally are equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on the NASDAQ system). Penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document that provides information about penny stocks and the risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction, and monthly account statements showing the market value of each penny stock held in the customer’s account. The broker-dealer must also make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction. These requirements may have the effect of reducing the level of trading activity, if any, in the secondary market for a security that becomes subject to the penny stock rules. The additional burdens imposed upon broker-dealers by such requirements may discourage broker-dealers from effecting transactions in our securities, which could severely limit their market price and liquidity of our securities. These requirements may restrict the ability of broker-dealers to sell our common stock and may affect your ability to resell our common stock.

We must be able to develop and implement an expansion strategy and manage our growth.

Our success depends in part on our ability to grow and take advantage of efficiencies of scale. To accomplish our growth strategy, we may be required to raise and invest additional capital and resources and expand our geographic markets. We cannot be assured that we will be successful in raising the required capital.

Our future growth depends on our ability to develop and retain customers.

Our future growth depends to a large extent on our ability to effectively anticipate and adapt to customer requirements and offer services that meet customer demands. If we are unable to attract new customers and/or retain new customers, our business, results of operations and financial condition may be materially adversely affected.

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We will need to attract, train and retain additional highly qualified senior executives and technical and managerial personnel in the future.

We continue to seek technical and managerial staff members. There is a high demand for highly trained and managerial staff members. If we are not able to fill these positions, it may have an adverse affect on our business.

We may conduct future offerings of our common stock and pay debt obligations with our common and preferred stock which may diminish our investors’ pro rata ownership and depress our stock price.

We reserve the right to make future offers and sales, either public or private, of our securities, including shares of our common stock or securities convertible into common stock at prices differing from the price of the common stock previously issued. In the event that any such future sales of securities are affected or we use our common stock to pay principal or interest on our debt obligations, an investor’s pro rata ownership interest may be reduced to the extent of any such future sales.

ITEM 2. FINANCIAL INFORMATION.

This registration statement contains forward-looking statements that relate to future events or our future financial performance. In some cases, you can identify forward-looking statements by terminology such as “may,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential” or “continue” or the negative of these terms or other comparable terminology. Future filings with the SEC future press releases and future oral or written statements made by us or with our approval, which are not statements of historical fact, may also contain forward-looking statements. Because such statements include risks and uncertainties, many of which are beyond our control, actual results may differ materially from those expressed or implied by such forward-looking statements. Some of the factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements are set forth in the section entitled “Financial Information” and elsewhere throughout this registration statement.

Readers are cautioned not to place undue reliance on these forward-looking statements. The forward-looking statements speak only as of the date on which they are made and, except as required by applicable federal securities laws, we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events.

The following financial data is referenced to, and should be read in conjunction with, the Company’s Financial Statements and related Notes thereto for the respective periods, contained elsewhere in this report.

Overview

We were incorporated in the State of Utah in April 1984 under our previous name, DBS Investments, Inc. A change of control of our company occurred in December 2003 and we changed our name to ValueSetters, Inc., when we, in conjunction with a plan of reorganization, merged with ValueSetters L.L.C., an Arizona limited liability corporation.

After the merger, the founders of ValueSetters L.L.C. held 75% of the shares of the merged business, the shareholders of DBS Investments held 6% of the shares and new investors acquired 19% of the shares.

ValueSetters launched its business with a unique consumer goods distribution model that was designed to:

-	provide manufacturers and importers with access to profitable incremental sales to small-store and non-store resellers,
-	provide small-store and non-store resellers with cost-effective access to products from large manufacturers and importers, and
-	utilize its proprietary computer-Internet based system to allow the Company to efficiently receive small orders from individual resellers, consolidate them and process them to large manufacturers and importers who would not otherwise find it economically feasible to deal with small retailers and vice versa,

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When the operations of ValueSetters failed to generate enough revenue to sustain its business, we terminated operations and looked to invest in another business. In order to take advantage of the increasing game activities on the Internet, on November 23, 2010, we signed a contract to purchase all the assets of NetGames.com, a company that owned several websites and operated a small Internet-based chess game known as Chess.net. Our operations now consist of the revenue provided by the website at www.chess.net. In conjunction with the purchase of this website, VaxStar LLC became the majority owner of the Company.

Since our acquisition of Chess.net, we have upgraded the website, improved the graphical layout and changed the payment system. New programming techniques and features were applied to the former chess.net website, to create a modern, reliable and functionally effective and attractive design. The upgrade in the payment system follows the new trends of international payment gateways. We intend to continue to increase our marketing and administrative activities, and to increase other operating expenses as required to build our business.

We have incurred losses and negative cash flows from operations in every fiscal period since inception due to the initial research, technology infrastructure development, starting and realignment of our business. Our revenues have not been sufficient to cover our expenses to date. In order to significantly increase revenues we will be required to incur significant advertising and promotional expenses. None of our officers or directors is compensated due to our lack of funding. We intend to employ personnel in such areas as sales, technical support and finance. These actual and proposed increases in personnel will significantly increase our selling, general and administrative expenses.

Our limited operating history and the uncertain nature of our future operations and the markets we address or intend to address make prediction of our future results of operations difficult. Our operations may never generate significant revenues, and we may never achieve profitable operations. Our quarterly and annual operating results are likely to fluctuate significantly in the future due to a variety of factors, including the seasonal effects of other entertainment venues, or holiday seasons, which are outside our control.

Management's Discussion and Analysis of Financial Condition and Results of Operations

The following discussion of our financial condition and results of operations should be read in conjunction with the financial statements and related notes to the financial statements included elsewhere in this registration statement. This discussion contains forward-looking statements that relate to future events or our future financial performance. These statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements.

Overview

We are an Internet-based game company that seeks free subscribers and revenue-generating subscribers. We allow subscribers to play games of chess for free and not receive rankings. We charge a fee to play the game against advanced players and to receive a ranking. We operate on an automated basis. We believe that Internet operations, customer sign-ups and game playing should occur without human intervention so that they can scale rapidly in the event the number of subscribers of the game begins to rapidly grow on a viral basis. We rely significantly on the programs we purchased, including the assets of NetGames.com, and we intend to acquire other Internet-based games and programs that can generate revenue with a minimum of personnel.

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Results of Operations

Fiscal Year 2013 Compared to Fiscal Year 2012

Our revenues for fiscal 2013 increased by $1,373, or approximately 20%, to $8,167 as compared to $6,813 reported for fiscal 2012. The increase in revenues was from referrals, as we did no advertising or spending to attract new users.

Selling, general and administrative expenses (“SG&A”) decreased by $2,798, or approximately 8%, to $33,690 for fiscal 2013 from $36,488 reported in the prior year fiscal period. The decrease is primarily attributable to a decrease in professional fees.

Interest expense increased by $2,348 to $18,874 for the year ended April 30, 2013, as compared to $16,526 for the prior fiscal year. Increased borrowings in fiscal 2013 accounted for the increase in interest expense.

Liquidity and Capital Resources

At April 30, 2013, we had cash and cash equivalents of $3,075 and negative working capital of $682,526 as compared to cash and cash equivalents of $1,944 and negative working capital of $656,156 at April 30, 2012.

Net cash used in operating activities aggregated approximately $16,890 and $17,388 in fiscal 2013 and 2012, respectively. The principal use of cash from operating activities in 2013 was the loss for the year of $26,370. The use of cash was offset in part by an increase in current liabilities of $9,480. The principal use of cash from operating activities in fiscal 2012 was the loss for the year of $30,630. The use of cash was offset in part by an increase in current liabilities of 13,242.

There was no investing activity in fiscal 2012 or in fiscal 2011.

Net cash provided by financing activities aggregated $18,021 and $18,087 in fiscal 2013 and 2012, respectively. The principal sources of cash from financing activities were net proceeds from the working capital line provided by our majority stockholder.

In fiscal 2013 and 2012, there were no expenditures for capital assets. We do not anticipate any capital expenditures in fiscal 2014 to enhance or expand our existing business that is provided on the chess.net website.

The accompanying financial statements have been prepared in conformity with generally accepted accounting principles, which contemplate continuation of our company as a going concern. However, we have sustained net losses from operations during the last several years, and we have very limited liquidity. Management anticipates that we will be dependent, for the near future, on additional capital to fund our operating expenses and anticipated growth and the report of our independent registered public accounting firm expresses doubt about our ability to continue as a going concern. Our operating losses have been funded through borrowings under a line of credit from our majority shareholder.

Although we are not yet profitable and we are not generating cash from operations, we believe we have short-term financing available from our majority shareholder to fund our monthly cash-flow deficit. While we continually look for other financing sources, in the current economic environment, the procurement of outside funding is extremely difficult and there can be no assurance that such financing will be available, or, if available, that such financing will be at a price that will be acceptable to us. Failure to generate sufficient revenues or raise additional capital will have an adverse impact on our ability to achieve our longer-term business objectives, and will adversely affect our ability to continue operating as a going concern.

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New Accounting Standards

The new accounting pronouncements in Note 1 to our consolidated financial statements, which are included in this Report, are incorporated herein by reference thereto.

Critical Accounting Policies and Estimates

The preparation of financial statements in conformity with generally accepted accounting principles (“GAAP”) in the United States requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting period. The most significant estimates include:

-	revenue recognition and estimating allowance for doubtful accounts;
-	valuation of long-lived assets; and
-	income tax valuation allowance.

We continually evaluate our accounting policies and the estimates we use to prepare our consolidated financial statements. In general, the estimates are based on historical experience, on information from third party professionals and on various other sources and assumptions that are believed to be reasonable under the facts and circumstances at the time such estimates are made. Management considers an accounting estimate to be critical if:

-	it requires assumptions to be made that were uncertain at the time the estimate was made; and
-	changes in the estimate, or the use of different estimating methods, could have a material impact on our consolidated results of operations or financial condition.

Actual results could differ from those estimates. Significant accounting policies are described in Note 1 to our consolidated financial statements, which are included in this Report. In many cases, the accounting treatment of a particular transaction is specifically dictated by GAAP. There are also areas in which management’s judgment in selecting any available alternative would not produce a materially different result.

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Certain of our accounting policies are deemed “critical”, as they require management's highest degree of judgment, estimates and assumptions. The following critical accounting policies are not intended to be a comprehensive list of all of our accounting policies or estimates:

Revenue Recognition

We recognize revenue from Internet-based games in the period that the service is subscribed to. We offer no refunds for early termination of subscriptions and our policies are that once you pay for the service it is fully earned. Service is sold at a price of $4 per month. Quarterly and annual subscriptions are also available. Annual subscriptions cost $30. When subscribers sign up for Chess.net, they also agree to automatic renewals, and it is the customer’s responsibility to opt out of the automatic renewal process.

Allowance for Doubtful Accounts

In fiscal 2013 and 2012, we do not maintain allowances for doubtful accounts for estimated losses that result from the inability or unwillingness of our customers to make required payments. We have not carried any accounts receivable in either fiscal year, as we have required our customers to make a non-refundable prepayment for our services.

Impairment of Long-Lived Assets

Financial Accounting Standards Board (“FASB”) authoritative guidance requires that certain assets be reviewed for impairment and, if impaired, remeasured at fair value whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable. Impairment loss estimates are primarily based upon management’s analysis and review of the carrying value of long-lived assets at each balance sheet date, utilizing an undiscounted future cash flow calculation. During fiscal 2010, we recognized an impairment loss as we concluded the carrying amount of the assets purchased when we acquired Chess.net was not recoverable. No impairment losses were recognized in fiscal 2013 and 2012, as we no longer have a carrying amount for long-lived assets recorded on our books.

Income Taxes

We estimate the degree to which tax assets and loss carryforwards will result in a benefit based on expected profitability by tax jurisdiction. A valuation allowance for such tax assets and loss carryforwards is provided when it is determined that such assets will more likely than not go unused. If it becomes more likely than not that a tax asset or loss carry-forward will be used, the related valuation allowance on such assets is reversed. If actual future taxable income by tax jurisdiction varies from estimates, additional allowances or reversals of reserves may be necessary. At April 30, 2013 and 2012, we have recorded a full valuation on our deferred tax assets.

Off-Balance Sheet Arrangements

We have no off-balance sheet arrangements.

Information About Market Risk

We are not subject to fluctuations in interest rates, currency exchange rates or other financial market risks. We have not made any sales, purchases or commitments with foreign entities which would expose us to currency risks.

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ITEM 3. PROPERTIES.

We maintain minimal office space in White Plains, New York that we share with an unaffiliated company. This space is provided to us by TelcoSoftware.com Corp. on a rent-free basis, and it is anticipated that this arrangement will remain in place until such time as we require and can afford a larger space. Management believes that this arrangement will meet our needs for the foreseeable future. We currently have no rental agreement and have not paid rent during the past two fiscal years.

ITEM 4. SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT.

Security Ownership of Certain Beneficial Owners

The following table sets forth, as of August 22, 2013, the number of shares of common stock owned of record and beneficially by our executive officers, directors, our executive officers and directors as a group, and persons who beneficially own 5% or more of the outstanding shares of our common stock.

Name and Address	Amount of Shares and Nature
of Beneficial Owner (1)	of Beneficial Ownership	Percent of Class*
VaxStar LLC	328,219,103	65.6%
Sean F. Lee(3)	50,600,000	10.1%
Steven Geary (3)	20,600,000	4.1%
Avi Liss (2,3)	25,000,000	5.0%
Manuel Teixeira (2,3)	25,000,000	5.0%
Tom Carmody (3)	5,000,000	1.0%
Officers and Directors as a group (5 persons)	121,700,000	25.2%

* Based on 500,000,000 shares of common stock outstanding as of August 22, 2013.

(1)	Unless otherwise noted, the business address of each member of our Board of Directors is c/o Valuesetters, Inc., 430 North Street, White Plains, NY 10605.
(2)	Mr. Teixeira is our Chairman of the Board and Chief Executive Officer, and Mr. Liss is our Secretary.
(3)	Such individual is a member of the Board of Directors.

Changes in Control

We are not aware of any arrangements that may result in a change in control of the Company.

ITEM 5. DIRECTORS AND EXECUTIVE OFFICERS.

The following table and biographical summaries set forth information, including principal occupation and business experience, about our directors and executive officers at August 22, 2013.

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Our executive officers and directors are as follows:

Name	Age	Position	Director Since
Manuel Teixeira	47	Chairman of the Board and Chief Executive Officer	August 2010
Thomas H. Carmody	67	Director	August 2010
Avi Liss	34	Secretary and Director	August 2010
Sean F. Lee	72	Director	June 2003
Steven Geary	46	Director	June 2006

Our directors serve in such capacity until the first annual meeting of our shareholders and until their successors have been elected and qualified. Our officers serve at the discretion of our board of directors, until their death, or until they resign or have been removed from office.

Executive Officers and Directors

Manuel Teixeira, Chairman of the Board and Chief Executive Officer

Manuel Teixeira has served as the Chairman of the Board and Chief Executive Officer of the Company since August 2010. From 2007 to 2010 he was the founder and Chief Executive Officer of Financira Services Inc., a consumer debt settlement company. As the Chairman and Chief Executive, Mr. Teixeira leads the board and guides the company. Mr. Teixeira brings a deep background in technology growth companies, mergers and acquisitions, and capital market activities.

Thomas H. Carmody, Director

Thomas Carmody has served as a Director of the Company since August 2010. He has over 40 years experience as a marketing executive. For the past five years he has worked for Summit International LLC, a sports marketing and distribution company he founded in 1999. He currently serves on the Board of Directors of Continental Materials Corporation, a publicly-traded industrial company, and serves on that company’s audit committee. He has also served as the Chairman of the Board of Ameridream, a charitable organization providing housing down payment assistance for qualifying individuals, since 2003. Mr. Carmody has also served as Vice President of U.S. Operations and Vice President of the sports division of a publicly traded footwear, apparel and fitness company. The Board has concluded that Mr. Carmody adds invaluable and extensive marketing and business experience, as well as adding an entrepreneurial approach to situations that the company has faced may or may face in the future.

Avi Liss, Director and Secretary

Avi Liss has served as a Director of the Company since August 2010. Since August 2009 , he has served as the President of Liss Law, LLC, a law firm specializing in real estate conveyances. Prior to founding Liss Law, he worked as a judicial law clerk for the Hon. Stephen S. Mitchell, a bankruptcy court judge for the Eastern District of Virginia. Mr. Liss is well qualified to serve as a director of the company due to his knowledge and working experience with legal governance matters.

Sean F. Lee, Director

Sean F. Lee has served as a Director of the Company since June 2003. He is the founder and has been Chief Executive Officer of ImproveSmart, Inc., an online wholesale supplier to remodelers and contractors, since 2009. He founded ValueSetters, our company in 2003 and served as our Chief Executive Officer until August 2010. Mr. Lee’s prior operational leadership of our company and other technology companies makes him well qualified as a member of the board.

Steven Geary, Director

Steven Geary has served as a Director of the Company since June 2006. Since 2009 he as served in several management positions at Statera, an IT services provider, and is currently the Vice Present of Strategy and Business Development. From 2008 to 2009 he was the Chief Executive Officer of ImproveSmart, Inc. From April 2006 to June 2008 he served as our President and Chief Operating Officer. Mr. Geary provides extensive experience in managing technology and business development operations in quickly evolving industries making him well qualified as a member of our board.

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 Involvement in Certain Legal Proceedings

Our directors, executive officers and control persons have not been involved in any of the following events during the past five years:

·	Any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time;
·	Any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offenses);
·	Being subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities; and
·	Being found by a court of competent jurisdiction (in a civil action), the Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated.

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ITEM 6. EXECUTIVE COMPENSATION.

Summary Executive Compensation Table

							Change in
							pension value
							and
						Non-equity	nonqualified
Name						incentive	deferred
and				Stock	Option	plan	compensation	All other
principal		Salary	Bonus	awards	awards	compensation	earnings	compensation	Total
position	Year	($)	($)	($)	($)	($)	($)	($)	($)

Manuel Teixieira, CEO	2013	0	0	0	0	0	0	1,000	1,000
	2012	0	0	0	0	0	0	0	0
	2011	0	0	0	0	0	0	0	0

Avi Liss, Secretary	2013	0	0	0	0	0	0	0	0
	2012	0	0	0	0	0	0	0	0
	2011	0	0	0	0	0	0	0	0

Our executive officers have agreed to work without compensation until our annual revenues exceed $1,000,000. We believe the equity positions held by such officers provides them with significant incentive to remain with us as we build the company.

We have no retirement, pension, profit sharing, stock option or insurance programs or other similar programs for the benefit of our officers and directors, and we have no regular salaried employees.

Compensation of Directors

We currently do not compensate our directors for their services as directors.

Employment Agreements

We currently have no employment agreements in place. At a later date we may enter into employment agreements with our executive officers.

ITEM 7. CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS, AND DIRECTOR INDEPENDENCE.

Our majority shareholder, VaxStar LLC, is also our working capital lender. As of April 30, 2013 and 2012, the company owed its majority shareholder, under a secured lending agreement, $69,254 and $51,233, respectively. The maximum amount of the loan is $250,000, and the loan is payable on demand. The majority shareholder owns 328,219,103 shares of common stock, or 56% of the shares issued and outstanding.

Sean F. Lee, a director of our company and founder of ValueSetters, L.L.C., which merged with the Company in December 2003, has personally guaranteed bank debt of $50,229 as of April 30, 2013 and 2012, and credit card debt of $28,298 and 31,859 as of April 30, 2013 and 2012, respectively. In addition to the personal guarantees, the Company owes him $419,895 and $412,454 as of April 30, 2013 and 2012, respectively, for loans, interest payable and unpaid expenses. The Company owes Steven Geary, a director, $31,680 as of April 30, 2013 and 2012.

Director Independence

The Board has determined that the following directors are "independent" as defined under Marketplace Rule 5605(a)(2) of the listing rules of the NASDAQ Stock Market ("NASDAQ"): Thomas Carmody and Steven Geary. For a director to be considered independent, the Board must determine that the director does not have any direct or indirect material relationship with us that would impair his or her independence. The Board has established guidelines to assist it in determining director independence, which conform to the independence requirements in the NASDAQ listing rules. The Board has concluded that there are no business relationships that are material or that would interfere with the exercise of independent judgment by any of the independent directors in their service on the Board or its committees.

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ITEM 8. LEGAL PROCEEDINGS.

There are no legal proceedings pending or threatened by or against us. From time to time, we may become involved in various lawsuits and legal proceedings, which arise in the ordinary course of business. Litigation is subject to inherent uncertainties, and an adverse result in these or other matters may arise that may harm our business.

ITEM 9. MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT’S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS.

Market Price

Our common stock is currently quoted on the OTC marketplace under the symbol VSTR. The high and low closing price for each quarterly period of our last two fiscal years are listed below.

The following table sets forth the high and low trade information for our common stock for each quarter during the past two fiscal years. The prices reflect inter-dealer quotations, do not include retail mark-ups, markdowns or commissions and do not necessarily reflect actual transactions.

Fiscal Quarter ended	High Price	Low Price
1st Quarter - May – July 2011	$0.005	$0.0001
2nd Quarter – August - October 2011	$0.005	$0.002
3rd Quarter – November 2011 - January 2012	$0.0026	$0.001
4th Quarter – February – April 2012	$0.007	$0.0015
1st Quarter – May – July 2012	$0.02	$0.0028
2nd Quarter – August – October 2012	$0.05	$0.014
3rd Quarter – November 2012 – January 2013	$0.025	$0.006
4th Quarter – February – April 2013	$0.0063	$0.005

The quotations set forth in the table above reflect inter-dealer prices, without retail mark-up, mark-down or commission, and may not necessarily represent actual transactions.

On August 21, 2013, the closing price of our shares were quoted at $0.017 per share.

Holders

There are 234 shareholders of record of our Common Stock.

Dividends

We have never paid dividends on our Common Stock and do not expect to do so in the foreseeable future.

Equity Compensation Plan Information

We currently have no equity compensation plan either approved or not approved by security holders, and there are no securities currently authorized for issuance under any equity compensation plan. However, our Board of Directors has previously approved share-based compensation in lieu of cash compensation to various consultants and employees. Such share-based compensation is recognized at the time of grant equal to the fair value of the stock award at the time of the grant as the awards generally do not require a service or vesting period.

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ITEM 10. RECENT SALES OF UNREGISTERED SECURITIES.

We have not sold any unregistered securities within the past 14 fiscal quarters.

ITEM 11. DESCRIPTION OF REGISTRANT’S SECURITIES TO BE REGISTERED.

Capital Stock

We are authorized by our Articles of Incorporation to issue an aggregate of 500,000,000 shares of capital stock, all of which shares are designated as common stock, par value $0.001 per share (the “Common Stock”). We currently have no authorized preferred stock.

As of July 31, 2013, all 500,000,000 shares of Common Stock were issued and outstanding. We intend to amend our Articles of Incorporation in the future to provide for additional authorized, unissued shares of common stock, subject to shareholder approval.

Common Stock

All outstanding shares of Common Stock are of the same class and have equal rights and attributes. Holders of Common Stock are entitled to one vote per share on all matters submitted to a vote of shareholders of our company. All shareholders are entitled to share equally in dividends, if any, as may be declared from time to time by our Board of Directors out of funds legally available. In the event of liquidation, the holders of our Common Stock are entitled to share ratably in all assets remaining after payment of all liabilities and liquidation preferences of preferred stockholders. Our shareholders do not have cumulative or preemptive rights.

Warrants and Stock Options

As of July 31, 2013, we had no warrants, stock options or other convertible securities authorized or outstanding.

ITEM 12. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Our directors and officers are indemnified as provided by the Utah corporate law and our Bylaws. We have agreed to indemnify each of our directors and certain officers against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Act”). Insofar as indemnification for liabilities arising under the Act may be permitted to our directors, officers and controlling persons pursuant to the provisions described above, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than our payment of expenses incurred or paid by our director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

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ITEM 13. FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA.

Our audited financial statements appear at the end of this registration statement. See Index to Financial Statements on page F-1.

ITEM 14. CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE.

There have been no changes in or disagreements with accountants on accounting or financial disclosure matters.

ITEM 15.	FINANCIAL STATEMENTS AND EXHIBITS.

Exhibit
Number	Description

2.1	Asset Purchase Agreement, dated November 23, 2010, between ValueSetters, Inc. and NetGames.com.
3.1	Articles of Incorporation of ValueSetters, Inc. filed on April 25, 1984.
3.2	Amendment to Articles of Incorporation of ValueSetters, Inc. filed on September 7, 1999.
3.3	Amendment to Articles of Incorporation of ValueSetters, Inc. filed on December 4, 2003.
3.4	By-Laws of ValueSetters, Inc.
10.1	Secured Lending Agreement between ValueSetters, Inc. and VaxStar LLC.
23.1	Consent of Silberstein Ungar, PLLC, independent registered public accountants.

SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

Date:August 30, 2013	VALUESETTERS, INC.
	By:	/s/ Manuel Teixeira
Manuel Teixeira Chairman of the Board and Chief Executive Officer

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Phone (248) 203-0080

Fax (248) 281-0940

30600 Telegraph Road, Suite 2175

Bingham Farms, MI 48025-4586

www.sucpas.com

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors

Valuesetters Inc.

Hingham, MA

We have audited the accompanying balance sheets of Valuesetters, Inc. as of April 30, 2013 and 2012, and the related statements of operations, stockholders’ equity (deficit), and cash flows for the years then ended.  These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement.  The Company has determined that it is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting.  Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting.  Accordingly, we express no such opinion.  An audit includes examining on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Valuesetters, Inc. as of April 30, 2013 and 2012 and the results of its operations and cash flows for the periods then ended, in conformity with accounting principles generally accepted in the United States.

The accompanying financial statements have been prepared assuming that Valuesetters Inc. will continue as a going concern.  As discussed in Note 2 to the financial statements, the Company has incurred losses from operations, has limited working capital, and is in need of additional capital to grow its operations so that it can become profitable.  These factors raise substantial doubt about the Company’s ability to continue as a going concern.  Management’s plans with regard to these matters are described in Note 2. The accompanying financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Silberstein Ungar, PLLC

Silberstein Ungar, PLLC

Bingham Farms, Michigan

August 30, 2013

VALUESETTERS, INC.
(A Development Stage Company)
Balance Sheet

	April 30,	April 30,
	2013	2012
ASSETS
Current assets
Cash and cash equivalents	$3,075	$1,944
Total current assets	3,075	1,944
Total assets	$3,075	$1,944

LIABILITIES AND STOCKHOLDERS’ EQUITY DEFICIT
Current liabilities
Accounts payable
Trade	$79,943	$83,504
Related parties	103,509	96,068
Accrued expenses	19,600	29,000
Secured note payable to related party	69,254	51,233
Notes payable – related parties	348,066	348,066
Loan payable - bank	50,229	50,229
Demand note payable	15,000	—
Total Current Liabilities	685,601	658,100

Stockholders’ equity deficit
Common stock, $.001 par value, 500,000,0000 shares authorized;
500,000,0000 issued and outstanding in 2013 and 2012	500,000	500,000
Capital in excess of par value	420,968	420,968
Accumulated deficit through November 23, 2010*	(1,514,037)	(1,514,037)
Accumulated deficit during the development stage	(89,457)	(63,087)
Total stockholders' equity deficit	(682,526)	(656,156)
Total liabilities and stockholders' equity deficit	$3,075	$1,944

See Accompanying Notes to the Financial Statements

* Commencement of Development Stage

VALUESETTERS, INC.
(A Development Stage Company)
Statements of Loss

	Years Ended
	April 30, 2013	April 30, 2012	Period from Nov. 23, 2010 (inception) to April 30, 2013

Revenues	$8,127	$6,511	$15,118

Cost and expenses:
Costs of services	806	652	1,458
Selling, general and administrative	33,690	36,489	103,117

Total costs and expenses	34,496	37,141	104,575

Net loss before income taxes	(26,370)	(30,630)	(89,457)
Income taxes	-	-	-
Net loss	$(26,370)	$(30,630)	$(89,457)

Basic and diluted loss per share	$0.00	$0.00
Weighted average number of shares outstanding	500,000,000	500,000,000

See Accompanying Notes to the Financial Statements

VALUESETTERS, INC.
(A Development Stage Company)
Statements of Comprehensive Loss

			Period From
			Nov. 23, 2010
	Years Ended April 30,		(inception) to
	2013	2012	April 30, 2013

Net loss	$(26,370)	$(30,630)	$(89,457)
Other comprehensive income	-	-	-

Comprehensive loss	$(26,370)	$(3,0630)	$(89,457)

See Accompanying Notes to the Financial Statements

VALUESETTERS, INC.
(A Development Stage Company)
Statements of Stockholders' Equity Deficit
Period From November 23, 2010 (Inception) to April 30, 2013

				Accumulated	Accumulated
				Deficit	Deficit
	Common Stock		Capital in	Through	During the
	Shares	Amount	Excess of Par Value	November 23, 2010*	Development Stage	Total

Balance November 23, 2010	500,000,000	$500,000	$420,968	$(1,514,037)	$—	$(593,069)
Net loss and comprehensive loss, April 30, 2011	—	—	—	—	(32,457)	(32,457)
Balance April 30, 2011	500,000,000	500,000	420,968	(1,514,037)	(32,457)	(625,526)
Net loss and comprehensive loss, April 30, 2012	—	—	—	—	(30,630)	(30,630)
Balance, April 30, 2012	500,000,000	500,000	420,968	(1,514,037)	(63,087)	(656,156)
Net loss and comprehensive loss, April 30, 2013	—	—	—	—	(26,370)	(26,370)
Balance, April 30, 2013	500,000,000	$500,000	$420,968	$(1,514,037)	$(89,457)	$(682,526)

See Accompanying Notes to the Financial Statements

* Commencement of Development Stage

VALUESETTERS, INC.
(A Development Stage Company)
Statements of Cash Flows

	Year Ended	Year Ended	Period from November
	April 30,	April 30,	23, 2010 (inception)
	2013	2012	to April 30, 2013

Operating activities
Net loss	$(26,370)	$(30,630)	$(89,457)
Changes in non-cash working capital balances
Accounts payable	3,880	2,241	8,933
Accrued liabilities	5,600	11,000	30,600
Cash provided by (used in) operating activities	(16,890)	(17,389)	(49,923)

Financing activities
Notes payable – related party	18,021	18,087	41,848
Cash provided by financing activities	18,021	18,087	41,848

Increase (decrease) in cash and cash equivalents during the period	1,131	698	(8075)
Cash and cash equivalents, beginning of the period	1,944	1,246	11,150
Cash and cash equivalents, end of the period	$3,075	$1,944	$3,075

Cash paid for:
Interest	$6,812	$5,468
Income taxes	$—	$—

See Accompanying Notes to the Financial Statements

VALUESETTERS, INC

(A Development Stage Company)

NOTES TO FINANCIAL STATEMENTS

AS OF AND FOR THE YEARS ENDED APRIL 30, 2013 AND 2012

1. Description of Business and Summary of Accounting Principles

Description of Business and Concentrations

Valuesetters, Inc. (“Valuesetters”, or the “Company”) is a provider of subscription services, advertising and digital goods using technology distribution platforms like the Internet and mobile devices in the media and entertainment markets. Most of the Company’s revenues are derived from customers worldwide who subscribe to a chess website that allows them to play ranked chess games against international competitors.

The financial statements are presented in United States dollars and have been prepared in accordance with generally accepted accounting principles in the United States of America related to development stage companies.  The inception of our development stage began on November 23, 2010 with the purchase of the assets of an online games business. A development stage company is one in which planned principal operations have not commenced or if its operations have commenced, there has been no significant revenues there from.  The Company’s fiscal year end is April 30.

Income Taxes

The Company accounts for income taxes under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income and the reversal of deferred tax liabilities during the period in which related temporary differences become deductible. A valuation allowance has been established to eliminate the Company’s deferred tax assets as it is more likely than not that none of the deferred tax assets will be realized.

The Company recognizes the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position. The tax benefits recognized in the financial statements from such a position are measured based on the largest benefit that has a greater than fifty percent likelihood of being realized upon settlement with the tax authorities. Changes in recognition or measurement are reflected in the period in which the change in judgment occurs. The Company records interest related to unrecognized tax benefits in interest expense and penalties in income tax expense. The Company has determined that it had no significant uncertain tax positions requiring recognition or disclosure.

1. Description of Business and Summary of Accounting Principles (Continued)

Revenue Recognition

Revenues from services are recognized in the period in which subscribers pay for the related services. The Company does not offer any partial refunds and all revenues are earned when the subscriber approves an online payment to the Company. Most subscribers pay on a monthly basis. In order to receive a discount for annual services a subscriber agrees that services are earned upon payment and are non-refundable.

Costs of Services

Costs of services consist of direct costs that we pay to third parties in order to maintain our online sites that generate revenue.

Loss Per Share

Basic loss per share is computed by dividing net loss by the weighted-average number of shares outstanding. To the extent that stock options and warrants are anti-dilutive, they are excluded from the calculation of diluted loss per share. For 2013 and 2012, the Company had no potentially dilutive securities.

Cash and Cash Equivalents

The Company considers all highly liquid investments purchased with original maturities of three months or less to be cash equivalents. The Company did not have any cash equivalents during 2013 and 2012.

Use of Estimates

In preparing financial statements in conformity with generally accepted accounting principles, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. The most significant estimates relates to the accruals for unbilled legal services and income tax valuation allowance. On a continual basis, management reviews its estimates, utilizing currently available information, changes in facts and circumstances, historical experience and reasonable assumptions. After such reviews, and if deemed appropriate, those estimates are adjusted accordingly. Actual results could differ from those estimates.

1. Description of Business and Summary of Accounting Principles (Continued)

Determination of Fair Value

Cash and cash equivalents, accounts receivable, and accounts payable

In general, carrying amounts approximate fair value because of the short maturity of these instruments.

Debt

At April 30, 2013 and 2012, long-term debt was carried at its face value plus accrued interest due to the fact that the debt is fully callable by the lender. Based on the financial condition of the Company, it is impracticable for the Company to estimate the fair value of the short and long-term debt.

The Company has no instruments with significant off balance sheet risk.

Recent Accounting Pronouncements

The Company does not expect any recent accounting pronouncements to have a significant impact on its financial position, results of operations, or cash flows.

2. Going Concern Matters and Realization of Assets

The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the ordinary course of business. However, the Company has sustained recurring losses from its continuing operations and as of April 30, 2013, had negative working capital and a stockholders’ equity deficit of $682,526. In addition, the Company is unable to meet its obligations as they become due and sustain its operations. The Company believes that its existing cash resources are not sufficient to fund its continuing operating losses, capital expenditures, lease and debt payments and working capital requirements.

The Company may not be able to raise sufficient additional debt, equity or other cash on acceptable terms, if at all. Failure to generate sufficient revenues, achieve certain other business plan objectives or raise additional funds could have a material adverse effect on the Company’s results of operations, cash flows and financial position, including its ability to continue as a going concern, and may require it to significantly reduce, reorganize, discontinue or shut down its operations.

2. Going Concern Matters and Realization of Assets (Continued)

In view of the matters described above, recoverability of a major portion of the recorded asset amounts shown in the accompanying balance sheet is dependent upon continued operations of the Company which, in turn, is dependent upon the Company’s ability to meet its financing requirements on a continuing basis, and to succeed in its future operations. The financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or amounts and classification of liabilities that might be necessary should the Company be unable to continue in its existence. Management’s plans include:

1. Seek to raise debt or equity for working capital purposes and to pay off existing debt balances. With sufficient additional cash available to the Company, it can begin to make marketing expenditures and hire people to generate more revenues, and consequently cut monthly operating losses.

2. Continue to look for software niches and other digital products that can be sold via an Internet-based store. Various acquisition opportunities may help us generate the revenues we are seeking and be a quicker path to profitability than organic growth.

There can be no assurance that the Company will be able to achieve or maintain cash-flow-positive operating results. If the Company is unable to generate adequate funds from operations or raise sufficient additional funds, the Company may not be able to repay its existing debt, continue to operate its business network, respond to competitive pressures or fund its operations. As a result, the Company may be required to significantly reduce, reorganize, discontinue or shut down its operations. The financial statements do not include any adjustments that might result from this uncertainty.

3. Debt

The following table summarizes components debt as of April 30, 2013 and 2012:

	2013	2012	Interest Rate

Secured lender (majority shareholder)	$69,254	$51,233	8.00%
Demand note payable – related parties	348,066	348,066	2.5%
Demand note payable	15,000	—	0%
Due to bank	50,229	50,229	5.5%
Total Debt	$482,549	$449,528

3. Debt (Continued)

As of April 30, 2013 and 2012, the Company owed its principal lender (“Lender”) $69,2540 and $51,233, respectively, under a revolving loan and security agreement (“Loan”) dated April 28, 2011. The maximum amount of the Loan is $250,000, and the Loan is payable on demand by its Lender. The Lender is also the majority shareholder of the Company, owning 328,219,103 shares of common stock, or 56% of the 500,000,000 shares issued and outstanding.

In connection with the financing, the Company has agreed to certain restrictive covenants, including, among others, that the Company may not convey, sell lease, transfer or otherwise dispose of any part of its business or property, except as permitted in the agreement, dissolve, liquidate or merge with any other party unless, in the case of a merger, the Company is the surviving entity, incur any indebtedness except as defined in the agreement, create or allow an lien on any of its assets or collateral that has been pledge to the Lender, make any loans to any person, except for prepaid items or deposits incurred in the ordinary course of business, or make any material capital expenditures

To secure the payment of all obligations to the lender, the Company granted to the lender a continuing security interest and first lien on all of the assets of the Company.

As of April 30, 2013 and 2012, the Company owed a board member $314,000 in a demand note payable dated April 30, 2011. The note represents monies lent to the Company by the board member under a home equity line of credit and the Company accrues interest payable to the board member for the actual interest charged under the home equity line of credit. The same board member has personally guaranteed a bank line of credit under which the Company has borrowed $50,000, and owes $50,229 as of April 30, 2013 and 2012. The Company pays the monthly interest expense on the bank line of credit.

4. Fair Value Measurements

The Company uses fair value measurements to record fair value adjustments to certain assets and liabilities and to determine fair value disclosures of financial instruments on a recurring basis.

4. Fair Value Measurements (Continued)

Fair Value Hierarchy

The Fair Value Measurements Topic of the FASB Accounting Standards Codification establishes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to measurements involving significant unobservable inputs (Level 3 measurements). The three levels of the fair value hierarchy are as follows:

Level 1 inputs are quoted prices (unadjusted) in active markets for identical assets or liabilities that the Company has the ability to access at the measurement date.

Level 2 inputs are inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly.

Level 3 inputs are unobservable inputs for the asset or liability.

Determination of Fair Value

Under the Fair Value Measurements Topic of the FASB Accounting Standards Codification, the Company bases its fair value on the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. It is the Company’s policy to maximize the use of observable inputs and minimize the use of unobservable inputs when developing fair value measurements, in accordance with the fair value hierarchy. Fair value measurements for assets and liabilities where there exists limited or no observable market data and, therefore, are based primarily upon management’s own estimates, are often calculated based on current pricing policy, the economic and competitive environment, the characteristics of the asset or liability and other such factors. Therefore, the results cannot be determined with precision and may not be realized in an actual sale or immediate settlement of the asset or liability. Additionally, there may be inherent weaknesses in any calculation technique, and changes in the underlying assumptions used, including discount rates and estimates of future cash flows, that could significantly affect the results of current or future value.

See Note 1 for a description of valuation methodologies used for assets and liabilities recorded at fair value and for estimating fair value where it is practicable to do so for financial instruments not recorded at fair value (disclosures required by the Fair Value Measurements Topic of the FASB Accounting Standards Codification).

5. Income Taxes

At April 30, 2013, the Company had net operating loss carryforwards for Federal income tax purposes of approximately $1,032,000 expiring in the years of 2014 through 2029. Utilization of the net operating losses may be subject to annual limitations provided by Section 382 of the Internal Revenue Code and similar State provisions.

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company’s deferred tax assets and liabilities as of April 30, 2013 and 2012 were as follows:

	2013	2012

Deferred tax assets, net:
Net operating loss carryforwards	$351,000	$342,000
Valuation allowance	351,000	342,000

Net deferred assets	$—	$—

The valuation allowance increased to $351,000 at April 30, 2013 from $342,000 at April 30, 2012.

The following is a reconciliation of the tax provisions for the years ended April 30, 2013 and 2012 with the statutory Federal income tax rates:

	Percentage of Pre-Tax Income
	2013	2012

Statutory Federal income tax rate	(34.0)%	(34.0)%
Loss generating no tax benefit	34.0	34.0

Effective tax rate	-	-

The Company did not have any material unrecognized tax benefits as of April 30, 2013 and 2012. The Company does not expect the unrecognized tax benefits to significantly increase or decrease within the next twelve months.  The Company recorded no interest and penalties relating to unrecognized tax benefits as of and during the years ended April 30, 2013 and 2012. The Company is subject to U.S. federal income tax, as well as taxes by various state jurisdictions. The Company is currently open to audit under the statute of limitations by the federal and state jurisdictions for the years ending April 30, 2010 through 2013.

6. Commitments and Contingencies

Litigation

The Company is subject to legal proceedings and claims that arise in the ordinary course of its business. In the opinion of management, the amount of ultimate liability, if any, is not likely to have a material effect on the financial condition, results of operations or liquidity of the Company. However, as the outcome of litigation or legal claims is difficult to predict, significant changes in the estimated exposures could occur.

7. Stockholders’ Equity (Deficit)

The Company is authorized to issue 500,000,000 shares of its common stock, par value $0.001. 500,000,000 shares were outstanding as of April 30, 2013 and 2012, and no shares were issued during the fiscal years ended April 30, 2013 or 2012. No warrant, options or other convertible securities are outstanding at April 30, 2013 and 2012.

8. Loss Per Common Share

Loss per common share data was computed as follows:

	2013	2012

Net loss	$(26,370)	$(30,630)

Weighted average common shares outstanding	500,000,000	500,000,000
Effect of dilutive securities	—	—
Weighted average dilutive common shares outstanding	500,000,000	500,000,000

Loss per common share – basic	$(.00)	$(.00)

Loss per common share – diluted	$(.00)	$(.00)

9. Related Party Transactions

The Company’s majority shareholder is also its principal lender. As of April 30, 2013 and 2012, the Company owed its majority shareholder, under a secured lending agreement, $69,2540 and $51,233, respectively. The maximum amount of the loan is $250,000, and the loan is payable on demand. The majority shareholder of the Company owns 328,219,103 shares of common stock, or 56% of the 500,000,000 shares issued and outstanding.

A director of the Company and founder of Valuesetters, Inc., which merged with the Company in December 2003, has personally guaranteed bank debt of $50,229, as of April 30, 2013 and 2012 and credit card debt of $28,298 and $31,859, as of April 30, 2013 and 2012, respectively. In addition to the personal guarantees, the Company owes him $419,895 and $412,454 as of April 30, 2013 and 2012, respectively, for loans, interest payable and unpaid expenses.

The Company owes a second director $31,680 as of April 30, 2013 and 2012.

10. Subsequent Events

The Company has analyzed its operations subsequent to April 30, 2013 through the date these financial statements were issued, and has determined that it does not have any material subsequent events to disclose.